EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

U.S. DRY CLEANING CORPORATION,

STEAM PRESS HOLDINGS, INC.,

USDC CAESARS HAWAII, INC.,

ROBINSON CORP. D/B/A CAESARS CLEANERS,

THURSTON JOHN ROBINSON,

AND

THERESA PAULETTE WINN

October 22, 2007

i

Section 10.6	Severability	55
Section 10.7	Governing Law	56
Section 10.8	Rules of Construction	56
Section 10.9	Specific Performance	56
Section 10.10	Descriptive Headings	56
Section 10.11	Force Majeure	56
Section 10.12	Attorneys’ Fees	56

EXHIBITS

Exhibit A	Form of Articles of Merger
Exhibit B	Form of Articles of Incorporation of the Surviving Corporation
Exhibit C	Form of Bylaws of the Surviving Corporation
Exhibit D	Form of Seller Note
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Company Counsel Legal Opinion
Exhibit G	Form of Non-Compete Agreement
Exhibit H	Form of Escrow Agreement

SCHEDULE 1 – EQUIPMENT LEASES
SCHEDULE 3 – COMPANY DISCLOSURE SCHEDULES
v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 22, 2007, by and among U.S. Dry Cleaning Corporation, a Delaware corporation (“Parent”), Steam Press Holdings, Inc., a Hawaii corporation and wholly owned subsidiary of Parent (“SPH”), USDC Caesars Hawaii, Inc., a Hawaii corporation and a wholly owned subsidiary of SPH (“Merger Sub”), Robinson Corp., a Hawaii corporation d/b/a Caesars Cleaners (the “Company”), and, solely for the purposes of ARTICLE III, ARTICLE IX and ARTICLE X of this Agreement, Thurston John Robinson (“Robinson”) and Theresa Paulette Winn (“Winn”), the sole shareholders of the Company (“Sole Shareholders”).

RECITALS

WHEREAS, the Board of Directors of each of Parent, SPH, Merger Sub and the Company has adopted, and deems it advisable and in the best interests of its respective shareholders to consummate, the merger (the “Merger”) of the Company with and into Merger Sub, upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Board of Directors of each of Parent, SPH, Merger Sub and the Company has unanimously adopted this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the provisions of the General Corporation Laws of the State of Hawaii (“Hawaii Law”), and upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Board of Directors of the Company has unanimously determined that the consideration to be paid to the Sole Shareholders is fair to the Sole Shareholders and has resolved to recommend to the Sole Shareholders the approval of this Agreement and the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Sole Shareholders have approved this Agreement, the Articles of Merger, the Merger and the other transactions contemplated hereby in accordance with Hawaii Law.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1     Defined Terms

                      As used herein, the terms below shall have the following meanings.  Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“401(k) Plan” has the meaning set forth in Section 6.5.

“Acquisition Transaction” means any transaction or series of related transactions involving: (i) the sale, license, disposition or acquisition of all or a material portion of the business or assets of the Company; (ii) the sale, issuance, grant, disposition or acquisition of (A) the Company Common Stock or other equity security of the Company, (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any Company Common Stock or other equity security of the Company, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any Company Common Stock or other equity security of the Company; or (iii) any merger, consolidation, business combination, tender offer, share exchange, reorganization or similar transaction involving the Company; provided, however, the Merger and the other transactions contemplated by this Agreement will not be deemed an Acquisition Transaction in any case.

“Agreement” has the meaning set forth in the preamble.

“Articles of Merger” has the meaning set forth in Section 2.3.

“Annual Financial Statements” means the unaudited balance sheet of the Company at December 31, 2005 and December 31, 2006, together with the related statements of income, shareholders’ equity and cash flows, including any notes thereto.

“Audit” means any audit, assessment of Taxes, other examination by any Tax Authority, or any administrative or judicial proceeding or appeal of such proceeding relating to Taxes.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are required or authorized by Law to be closed in California.

“Cash Amount” has the meaning set forth in Section 2.7(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Balance Sheet” means the unaudited balance sheet of the Company as at the close of business on the day prior to the Closing Date, including any notes thereto.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Statement” has the meaning set forth in Section 2.12(a).

“COBRA” has the meaning set forth in Section 3.16(d).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the preamble.

“Company Articles” means the Articles of Incorporation of the Company as in effect on the date hereof.

“Company Authorization” has the meaning set forth in Section 3.10.

“Company Board” has the meaning set forth in Section 2.6.

“Company Bylaws” means the Bylaws of the Company as in effect on the date hereof.

“Company Certificate” means a certificate or certificates representing shares of Company Common Stock.

“Company Common Stock” means all shares of common stock, par value $100.00 per share, of the Company.

“Company Debt” means all Indebtedness of the Company.

“Company Disclosure Schedule” has the meaning set forth in ARTICLE III.

“Company Employee Plans” has the meaning set forth in Section 3.16(a).

“Company Intellectual Property” means the Intellectual Property used in or necessary for the conduct of the business of the Company as currently conducted and as currently proposed to be conducted.

“Company Owned Intellectual Property” means any Company Intellectual Property (including all of the intellectual property set forth in Section 3.13(b) of the Company Disclosure Schedule) which the Company represents herein to Parent is owned by the Company.

“Confidential Information” has the meaning set forth in Section 3.13(i).

“Damages” has the meaning set forth in Section 9.1(a).

“Delaware Law” means the General Corporation Laws of the State of Delaware.

“Deposit” means the good faith deposit Parent paid to the Company upon execution of that certain Memorandum of Understanding dated January 13, 2007.

“DCCA” has the meaning set forth in Section 2.3.

“Dollars” or “$” means the lawful currency of the United States of America.

“Effective Time” has the meaning set forth in Section 2.3.

“Environmental Claim” has the meaning set forth in Section 3.14(g)(1).

“Environmental Laws” has the meaning set forth in Section 3.14(g)(2).

“ERISA” has the meaning set forth in Section 3.16(a).

“ERISA Affiliate” has the meaning set forth in Section 3.16(a).

“Escrow Agent” means an escrow agent mutually agreeable to the parties.

“Final Date” has the meaning set forth in Section 8.1(b).

“Financial Statements” means the Annual Financial Statements and the Monthly Financial Statements.

“Governmental Entity” means any arbitrator, court, agency, commission, tribunal, nation, government, any state or other political subdivision thereof and any entity exercising or entitled to exercise executive, legislative, judicial, regulatory, taxing or administrative power or authority of any nature whatsoever, in each case, whether foreign or domestic.

“Hawaii Law” has the meaning set forth in the recitals.

“Indebtedness” means (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any Lien on any property and (vi) all guarantee obligations. For purposes of this Agreement, Indebtedness shall not included the equipment leases set forth on Schedule 1 attached hereto.

“Indemnified Person” or “Indemnified Persons” has the meaning set forth in Section 9.1(a).

“Intellectual Property” means all patents, trademarks, trade names, service marks, Internet domain names, copyrights, and any applications therefor, trade secrets, know-how, technology, inventions (whether patentable or unpatentable and whether or not reduced to practice), algorithms, processes, computer software programs or applications (in source code and/or object code form), databases, schematics, designs and tangible or intangible proprietary information or material.

“IRS” means the Internal Revenue Service.

“Knowledge” means (i) with respect to any natural person, the actual knowledge of such person after due and diligent inquiry, or (ii) with respect to the Company, Parent or Merger Sub, the actual knowledge of such party’s directors and officers or other management-level personnel having responsibility for the matters represented after due and diligent inquiry.

“Law” or “Laws” has the meaning set forth in Section 3.21.

“Lease Agreements” has the meaning set forth in Section 3.19.

“Lien” means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, security interest, encumbrance or restriction of any kind in respect of such asset; provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings and disclosed in Section 3.16 of the Company Disclosure Schedule, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics to secure claims for labor, materials or supplies incurred in the ordinary course of business and (x) not yet delinquent or (y) being contested in good faith and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws.

“Material Adverse Effect” means, with respect to any entity or group of entities, any event, change or effect that (x) is, or is reasonably expected to be, materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), prospects, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole; or (y) would prevent or materially alter or delay any of the transactions contemplated by this Agreement.

“Material Contracts” has the meaning set forth in Section 3.28.

“Materials of Environmental Concern” has the meaning set forth in Section 3.14(g)(3).

“Merger” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the preamble.

“Merger Shares” has the meaning set forth in Section 2.7(a).

“Monthly Financial Statements” means the unaudited balance sheets of the Company for each fiscal month completed prior to the Closing Date, beginning with the month ended January 31, 2007 and the related statements of income, shareholders’ equity and cash flows for the monthly periods then ended.

“Net Working Capital” means the (x) total current assets of the Company less (y) total current liabilities of the Company, excluding debt, in each case, as of the close of business on the day before the Closing Date.

“Officer’s Certificate” has the meaning set forth in Section 9.3(a).

“Parent” has the meaning set forth in the preamble.

“Parent Common Stock” means all shares of common stock, par value $0.001 per share, of Parent.

“Release” shall mean any “release” as defined at 42 U.S.C. § 9601(22), “disposal” as defined at 42 U.S.C. § 6903(3), or human exposure to Materials of Environmental Concern in violation of Environmental Laws.

“Remediate” or “Remediation” shall mean all removal, remedial, or response action as defined at 42 U.S.C. 9601(23)-(25), all corrective action, and/or all other activity to investigate, clean up, detoxify, decontaminate, contain or excavate, manage, or otherwise remove all Materials of Environmental Concern from the Environment.

“Seller Notes” mean promissory notes substantially in the form of Exhibit D attached hereto.

“Sole Shareholders” has the meaning set forth in the preamble, referring collectively to Robinson and Winn.

“Superior Offer” means an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or a majority of the total outstanding voting securities of the Company, on terms that the Company Board has in good faith concluded (after the receipt of advice of its outside legal counsel and its financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person making the offer, including the likelihood of consummation, to be more favorable, from a financial point of view, to the Sole Shareholder than the terms of the Merger.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” means all United States federal, state, local and foreign taxes, and other assessments of a similar nature including, without limitation: (i) taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, profits, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; (ii) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; (iii) license, registration and documentation fees; and (iv) customs duties, tariffs and similar charges, in each case, whether imposed directly or through withholding, and including any interest, additions to tax, or penalties applicable thereto.

“Tax Authority” means the IRS and any other national, regional, state, municipal, foreign or other governmental or regulatory authority or administrative body responsible for the administration of any Taxes.

“Tax Return” means all United States federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns or other documents and any amendments thereto required to be filed with a Tax Authority.

“Third Party Claim” has the meaning set forth in Section 9.3.

“Transaction Expenses” has the meaning set forth in Section 8.4.

“Treasury Regulations” has the meaning set forth in Section 3.16(b).

“Voting Debt” has the meaning set forth in Section 3.3(b).

“WARN Act” means the Federal and any applicable state Worker Adjustment and Retraining Notification Act.

ARTICLE II

THE MERGER

Section 2.1     The Merger.

At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Hawaii Law, as applicable, the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation and a wholly owned subsidiary of SPH.  Merger Sub, as the surviving corporation after the Merger, is hereinafter referred to as the “Surviving Corporation.”

Section 2.2     Closing.

Subject to the provisions of Section 8.1, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. Pacific time, on a date to be specified by the parties, which shall be no later than three (3) Business Days after satisfaction or waiver of all of the conditions set forth in ARTICLE VII of this Agreement (other than conditions which can be satisfied only by the delivery of certificates or other documents at the Closing) at the offices of Greenberg Traurig, LLP, located at 3161 Michelson Drive, Suite 1000, Irvine, California, unless another time, date or place is agreed to by the parties hereto.  Each of the parties hereto acknowledges that it is their intention that the Closing occur (subject to the terms and conditions of this Agreement) as soon as practicable following the satisfaction or waiver of the conditions set forth in ARTICLE VII.

Section 2.3     Effective Time.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the parties hereto shall file the articles of merger in the form attached hereto as Exhibit A (the “Articles of Merger”), in such form as is required by Hawaii Law, with the Department of Commerce and Consumer Affairs of the State of Hawaii (“DCAA”), whereupon the Company shall be merged with and into Merger Sub, which shall survive the Merger, pursuant to the provisions of Hawaii Law.  The parties hereto shall make all other filings, recordings or publications required by Hawaii Law in connection with the Merger.  The Merger shall become effective upon the filing of the Articles of Merger with the DCAA pursuant to Hawaii Law, or at such later time as shall be agreed upon by the parties and specified in the Articles of Merger (the “Effective Time”).

Section 2.4     Effect of the Merger.

From and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Hawaii Law.

Section 2.5     Articles of Incorporation; Bylaws.

(a)           Immediately after the Effective Time, the articles of incorporation of the Surviving Corporation shall be the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time and as set forth in Exhibit B to this Agreement, and such articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by Law and such articles of incorporation.

(b)           Immediately after the Effective Time, the bylaws of the Surviving Corporation shall be the bylaws of Merger Sub as in effect immediately prior to the Effective Time and as set forth in Exhibit C to this Agreement, and such bylaws shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Law and such bylaws.

Section 2.6     Directors; Officers.

(a)           Immediately after the Effective Time, the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.  In furtherance thereof, the Company shall secure, effective at the Effective Time, resignations of all of its incumbent directors (the “Company Board”), and the Company shall take all actions available to the Company to cause the directors of Merger Sub to be so elected or appointed at the Effective Time.

(b)           Immediately after the Effective Time, the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly appointed.

Section 2.7     Effect on Capital Stock.

(a)           Conversion of Stock.  All shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive at the Closing:  (i) fully paid and nonassessable shares of Parent Common Stock (collectively, the “Merger Shares”) in an amount equal to Six Hundred Fifty Eight Thousand Dollars ($658,000) divided by the Average Parent Stock Price (defined below); (ii) an amount in cash equal to Eight Hundred Seventy Five Thousand Dollars ($875,000) less the Deposit (the “Cash Amount”); and (iii) the Seller Notes in the principal aggregate amount of Five Hundred Thousand Dollars ($500,000.00). The Cash Amount is subject to adjustment in accordance with Sections 2.12 and 8.4.  For purposes of this Agreement, “Average Parent Stock Price” means an amount equal to the average of the daily closing sales prices for the Parent Common Stock for each of the five (5) consecutive trading days ending with and including the second (2nd) complete trading day prior to the Closing (as adjusted for any reclassification, recapitalization, subdivision, split-up, combination, exchange of shares or readjustment of, or a stock dividend on, the Parent Common Stock. The consideration to be paid to the Shareholders pursuant to this Agreement will be paid pro-rata based on their percentage ownership of the Company.

(b)           Capital Stock of Merger Sub.  As of the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or any holder of securities of Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.  Each stock certificate of Merger Sub evidencing ownership of any such shares of common stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

Section 2.8     Exchange of Certificates.

At the Closing, the Sole Shareholders shall surrender the Company Certificates held by them, together with duly completed and validly executed letters of transmittal in such form as Parent may reasonably request, and, as soon as practicable following the Closing, Parent shall deliver the Merger Shares to the Escrow Agent pursuant to Section 6.12 hereof, and the Company Certificates so surrendered shall forthwith be canceled.

Section 2.9     No Further Ownership Rights in Company Common Stock.

At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of any shares of Company Common Stock on the records of the Company.

Section 2.10    Lost, Stolen or Destroyed Certificates.

In the event that any Company Certificates shall have been lost, stolen or destroyed, Parent shall cause to be paid in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the Sole Shareholders, such payment of Merger Consideration as may be required pursuant to this ARTICLE II; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Sole Shareholders to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

Section 2.11    Taking of Necessary Action; Further Action.

If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of Parent, the Company and the Surviving Corporation are fully authorized in the name of their respective corporations to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.12    Adjustments.

(a)           On the day prior to the Closing Date, the Company shall deliver to Parent a statement (the “Closing Statement”) in form and substance reasonably satisfactory to Parent setting forth the Net Working Capital, Company Revenues and Company Debt as of the Closing Date.  No later than two (2) Business Days prior to Closing, the Company shall deliver to Parent a draft Closing Statement setting forth the Company’s best estimate of the Net Working Capital, Company Revenues and Company Debt as of the Closing Date.

(b)           In the event the Net Working Capital as set forth in the Closing Statement is less than One Dollar ($1.00), the Cash Amount shall be reduced dollar for dollar by which the Net Working Capital is less than One Dollar ($1.00).

(c)           In the event the Company Debt as set forth in the Closing Statement is greater than Zero Dollars ($0.00), the Cash Amount shall be reduced dollar for dollar by which the Company Debt is greater than said amount.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any event, change, condition or effect which (i) is or would reasonably be expected to be material to the condition (financial or otherwise), properties, assets (including intangible assets), prospects, liabilities, business, operations or results of operations of such entity or group of entities, taken as a whole or (ii) would or would reasonably be expected to prevent or materially alter or delay any of the transactions contemplated by this Agreement.

Each statement contained in any certificate signed by an officer of the Company and delivered to Parent pursuant to Section 7.3(b) shall constitute a representation and warranty hereunder by the Company to Parent as to the matters covered thereby.

Except as disclosed in that section of the document to be delivered by the Company to Parent promptly following the execution and delivery of this Agreement which may be modified from time to time prior to the Closing (the “Company Disclosure Schedule”) corresponding to the Section of this Agreement to which the following representations or warranties pertain, the Company and the Sole Shareholders represent and warrant to Parent as of the Closing Date as follows:

Section 3.1     Organization, Standing and Power.

The Company is a corporation duly organized, validly existing and in good standing under Hawaii Law.  The Company has the requisite corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would or would reasonably be expected to have a Material Adverse Effect on the Company.  The Company has delivered a true and correct copy of the Company Articles and Company Bylaws, each as amended to date and as currently in effect, to Parent.  The Company is not in violation of any of the provisions of the Company Articles or Company Bylaws.

Section 3.2     Subsidiaries.

The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, association, partnership, joint venture, limited liability company, business association or other entity.

Section 3.3     Capitalization; Title to the Shares.

(a)           The authorized capital stock of the Company consists of One Hundred (100) shares of Common Stock.  Since inception, the Company has never authorized the issuance of any preferred stock, option plans, warrants or other securities exercisable or convertible into capital stock of the Company.  As of the date hereof, One Hundred (100) shares of Company Common Stock are issued and outstanding and all outstanding shares of Company Common Stock are issued to the Sole Shareholders.  All of the outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable.

(b)           Except as set forth above, as of the date hereof and, as of the Closing (i) there are no shares of capital stock or any other securities of the Company authorized, issued or outstanding; (ii) there are no existing options, warrants, calls, preemptive rights, Indebtedness having general voting rights or debt convertible into securities having such rights (“Voting Debt”) or subscriptions or other rights, agreements, arrangements or commitments of any character (including any shareholder rights plan or similar plan commonly referred to as a “poison pill”), relating to the issued or unissued capital stock of the Company obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to make any payment linked to the value of the Company Common Stock or the sale price of the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment; and (iii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire the Common Stock, or other capital stock of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(c)           There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the Company Common Stock.

Section 3.4     Authority.

The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and constitutes valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by the effect, if any, of any applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors' rights generally or any general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.  Neither the execution and delivery by the Company of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, or result in any breach or violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Company Articles or the Company Bylaws, (ii) any contract, agreement, license or understanding to which the Company is a party or to which any of its properties or assets are bound or (iii) any Law applicable to the Company, or any of its properties or assets, except, in the case of clauses (ii) and (iii) above, any such conflicts, breaches, violations, defaults, rights or losses which could not, individually or in the aggregate, have a Material Adverse Effect on the Company.  No notice to, filing with, and no permit, authorization, consent or approval of, any Governmental Entity, or any other person is necessary for the execution and delivery of this Agreement by the Company, except for the filing and recordation of the Articles of Merger in accordance with the requirements of Hawaii Law, the consummation of the transactions contemplated by this Agreement.

Section 3.5     Financial Statements.

Attached hereto as Section 3.5 of the Company Disclosure Schedule are true and correct copies of the Financial Statements.  The Financial Statements fairly present in all respects the financial position as at such dates and the results of operations and cash flows for such periods of the Company.  As of the Closing, the Closing Balance Sheet fairly presents in all respects the financial position of the Company as at the day before the Closing Date.

Section 3.6     Absence of Certain Changes.

Except as and to the extent set forth in the Financial Statements, from the date of the Annual Balance Sheet to the date of this Agreement, the Company has conducted its business in the ordinary course consistent with past practice and has not:

(a)           suffered any Material Adverse Effect;

(b)           incurred any liabilities or obligations (absolute, accrued, contingent or otherwise), except for non-material items incurred in the ordinary course of business, consistent with past practice or Transaction Expenses, that have been paid by the Company or will be deducted from the Closing Amount, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

(c)           paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practice, of liabilities and obligations reflected or reserved against in the Annual Balance Sheet or incurred in the ordinary course of business, consistent with past practice;

(d)           initiated or settled any litigation;

(e)           permitted or allowed any of its properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any Liens;

(f)           written down the value of any inventory or written off as uncollectible any notes or accounts receivable, except for immaterial write-downs and write-offs in the ordinary course of business, consistent with past practice;

(g)           cancelled any debts or waived any claims or rights of substantial value;

(h)           sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business, consistent with past practice;

(i)           granted or acquired, agreed to grant to or acquire from any person or entity any licenses of Intellectual Property, abandoned, disposed of or permitted to lapse any rights to the use of any Intellectual Property, or disposed of or disclosed to any person other than representatives of Parent any trade secret, formula, process or know-how or other Intellectual Property not theretofore a matter of public knowledge;

(j)           increased in any manner (including acceleration or funding provisions) the compensation or benefits of any current or former director, officer, employee or consultant of the Company (including any such increase pursuant to any bonus, pension, profit sharing, incentive compensation or other plan, policy, program, agreement, arrangement or commitment) or increased in any manner (including acceleration or funding provisions) the compensation or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company, except, in the case of employees other than officers of the Company, for such increases in compensation or benefits made in the ordinary course of business, consistent with past practice;

(k)           adopted, entered into or amended any bonus, pension, profit sharing, incentive compensation, employment, consulting, severance, termination, deferred compensation or other plan, program, policy, agreement, arrangement or commitment, other than as required pursuant to applicable Law, or made any change in any change in control, severance or termination plan, policy, practice, program, agreement or arrangement;

(l)           entered into or amended any Material Contract;

(m)           entered into any operating lease or operating license for property or assets;

(n)           made capital expenditures or commitments or acquired any property, plant and equipment that would be treated as a capital expenditure in financial statements that are fairly presented in all respects for a cost in excess of an aggregate amount of Ten Thousand Dollars ($10,000);

(o)           declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company;

(p)           made or changed an election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, failed to file, on a timely basis, with the appropriate Tax Authorities, all Tax Returns required to be filed for taxable periods ending on or before the Closing Date and due on or prior to the Closing Date, which such Tax Returns shall be true in all material respects, correct and complete, or failed to pay or remit, on a timely basis, any Taxes required to be paid, amended any Tax Return, entered into any closing agreement, settled or consented to any claim or assessment in respect of Taxes, consented to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or other made any Tax payments outside of the ordinary course of business;

(q)           paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its employees, officers, directors or shareholders or any affiliate or associate of any of its employees, officers, directors or shareholders (except for directors' fees and compensation to officers at rates not inconsistent with the Company's past practice in connection with business related travel or other expenses incurred on behalf of the Company) and advances to employees; or

(r)           agreed, whether in writing or otherwise, to take any action described in this Section 3.6.

Section 3.7     Absence of Undisclosed Liabilities.

Except (i) as disclosed on the Annual Balance Sheet, (ii) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the date of the Annual Balance Sheet, and (iii) Transaction Expenses that have been paid by the Company or will be deducted from the Closing Amount, the Company does not have any liabilities (whether contingent or absolute, direct or indirect, known or unknown to the Company or matured or unmatured or otherwise) that would be required to be reflected on a balance sheet of the Company (including the notes thereto) that is fairly represented in all respects.  There are no off balance sheet arrangements to which the Company is a party or otherwise involving the Company.  Except as set forth in Section 3.7 of the Company Disclosure Schedule, the Company does not have any Indebtedness.

Section 3.8     Litigation.

Except as set forth in Section 3.8 of the Company Disclosure Schedule, there is no private or governmental action, suit, proceeding, inquiry, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Knowledge of the Company, threatened against the Company, any of its properties or any of its officers or directors (in their capacities as such), or which questions or challenges the validity of this Agreement or any of the transactions contemplated hereby; and there is no valid basis for any such action, suit, proceeding, claim, arbitration or investigation.  There is no judgment, decree or order against the Company, or any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement.  The Company does not have any litigation pending against any other party.

Section 3.9     Restrictions on Business Activities.

There is no agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or impairing any current business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted or as currently proposed to be conducted.

Section 3.10    Governmental Authorization.

The Company has obtained all federal, state, county, local or foreign governmental consents, licenses, permits, grants, or other authorizations of a Governmental Entity (i) pursuant to which the Company currently operates or holds (or currently proposes to operate or hold) any interest in any of its properties or (ii) that is required for the operation of the business of the Company or the holding of any such interest ((i) and (ii) are herein collectively called “Company Authorizations”).  The Company has complied in all respects with all such Company Authorizations, and all Company Authorizations are in full force and effect.

Section 3.11    Takeover Statutes.

The Company Board has taken all actions so that any restrictions in any “fair price,” “control share acquisition” or other similar Law, will not apply to Parent or Merger Sub with respect to the Merger, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

Section 3.12    Title to Property.

The Company has good and marketable title to all of its properties, interests in properties and assets that it purports to own (tangible and intangible), including all the properties and assets reflected on the Annual Balance Sheet or acquired after the date of the Annual Balance Sheet (except for properties, interests in properties and assets having an aggregate book value not in excess of Ten Thousand Dollars ($10,000) sold or otherwise disposed of since the date of the Monthly Balance Sheet in the ordinary course of business, consistent with past practice), free and clear of all Liens.  The property and equipment of the Company that are used in the operations of business are in good operating condition and repair, subject to normal wear and tear, are adequate for the uses to which they are being put and have been maintained and serviced in accordance with prudent practice and in compliance with all applicable Laws.  All properties used in the operations of the Company are reflected in the Annual Balance Sheet which is fairly presented in all respects.  For purposes of this Section 3.12 only, the terms “property” and “assets” do not include Intellectual Property.

Section 3.13    Intellectual Property.

(a)           The Company owns or is licensed to use all Company Intellectual Property.  The Company Owned Intellectual Property and the conduct of the business of the Company has not violated, infringed or misappropriated, do not violate, infringe or misappropriate, and, to the Knowledge of the Company, will not violate, infringe or misappropriate, in the ordinary course of business as currently conducted and as currently proposed to be conducted, any Intellectual Property of a third party, any right to privacy or publicity, or any applicable Laws regulating unfair competition or trade practices.

(b)           Section 3.13(b) of the Company Disclosure Schedule sets forth a complete and accurate listing of all patents and patent applications, all registered trademarks, service marks, and trade names and applications therefor, all registered Internet domain names and applications therefor, and all registered copyrights and copyright applications owned or purported to be owned by the Company, including the jurisdictions in which each such Intellectual Property right subsists, has been issued or registered or in which any application for such issuance and registration has been filed.  All Company Owned Intellectual Property is solely owned by the Company free and clear of all Liens, and the Company is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each issued patent, and each registered trademark, service mark, trade name, Internet domain name and copyright, and applications therefor, listed in Section 3.13(b) of the Company Disclosure Schedule.  The Company has not received any written notice or claim challenging the Company's ownership of any of the Company Owned Intellectual Property or suggesting that any other person has any claim of legal beneficial ownership thereto.  There are no extant forbearances to sue, consents, settlement agreements, judgments, orders or similar litigation-related, inter partes or adversarial-related, or government-imposed obligations to which the Company is a party or is otherwise bound, that (i) restrict the rights of the Company to use, transfer, license or enforce any of its Intellectual Property rights; (ii) restrict the conduct of the business of the Company in order to accommodate a third party's Intellectual Property rights; or (iii) grant any third party any right with respect to any Company Intellectual Property rights.

(c)           All issued patents, registered trademarks, registered copyrights, registered trade names, registered service marks and registered Internet domain names set forth in Section 3.13(b) of the Company Disclosure Schedule are valid and enforceable, have not expired or been canceled or abandoned, and are not subject to any pending or, to the Company's Knowledge, threatened judicial or administrative proceeding involving the validity, enforceability or scope thereof.  To the Knowledge of the Company, no person is infringing, misappropriating or otherwise violating any Company Owned Intellectual Property or Intellectual Property exclusively licensed to the Company.  The Company has not:  (i) received any written notice of any claim of infringement or misappropriation by the Company of any Intellectual Property right of any person; (ii) been sued in any suit, action or proceeding which involves a claim of infringement or misappropriation by the Company of any Intellectual Property right of any person; (iii) brought any action, suit or proceeding for infringement or misappropriation of Intellectual Property or breach of any license or agreement involving Intellectual Property against any person; (iv) delegated, assigned or otherwise transferred any right to bring a claim or suit against any person for infringement or misappropriation of Company Intellectual Property; or (v) entered into any agreement to indemnify any person against any charge of infringement or misappropriation of any Intellectual Property in response to an actual or suspected threat of infringement or misappropriation; and, with respect to (ii) and (iii) above, no such suit, action or proceeding has been threatened.

(d)           The Company is not a party to or bound by any agreement containing any covenant (i) limiting the right of the Company to engage or compete in any line of business or to compete with any person, (ii) granting to any person any exclusive rights or sublicensing rights, (iii) providing “most favored nations” clauses to any person, or (iii) which otherwise adversely affects or would reasonably be expected to adversely affect the right of the Company to sell, distribute or manufacture any Company products or Company Intellectual Property or to purchase or otherwise obtain any software, components, parts or subassemblies.

(e)           Section 3.13(f) of the Company Disclosure Schedule lists all computer software that is owned, licensed, leased or otherwise used in the business of the Company (“Company Software”), other than commercially available, off-the-shelf software with an acquisition cost of less than Five Hundred Dollars ($500), and identifies which is owned, licensed, leased or otherwise used, as the case may be.

(f)           The Company has taken reasonable measures consistent with industry practice to protect and preserve the confidentiality of all trade secrets owned, used, appropriated or disclosed by the Company and not otherwise protected by patents or copyright (“Confidential Information”).  All use, disclosure or appropriation of Confidential Information owned by the Company by or to a third party has been pursuant to the terms of an agreement or other legal obligation between the Company, on the one hand, and such third party, on the other hand, pursuant to which the third party undertakes to protect and not disclose such Confidential Information.  All use, disclosure or appropriation by the Company of Confidential Information not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful.  Neither the Company or any person under the control of the Company has materially breached any confidentiality agreements that such person is subject to, and, to the Knowledge of the Company, no other party to any such confidentiality agreement is in material breach thereof.

(g)           No current or former shareholder, member, partner, director, officer or employee of the Company or any of its predecessors in interest will, after the consummation of the Merger, own or retain any rights in, to, or under any of the Company Intellectual Property.

(h)           The Company has at all times complied in all material respects with all applicable legal requirements relating to privacy, data protection and the collection and use of personal information gathered or accessed in the course of the operations of the Company.  The Company has at all times complied in all material respects with all rules, policies and procedures established by the Company from time to time with respect to the foregoing.  No claims are pending and, to the Knowledge of the Company, no claims have been asserted or threatened against the Company or are likely to be asserted or threatened against the Company by any person or entity alleging a violation of such person's or entity's privacy, personal or confidentiality rights under any such Laws, policies or procedures.  The consummation of the Merger will not breach or otherwise cause any violation of any such Laws, policies or procedures.

(i)           With respect to all personal information described in Section 3.13(h), the Company has taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with measures with respect to technical and physical security) to protect the information in a manner consistent with the Laws, policies or procedures referred to in Section 3.13(h).  There has been no unauthorized access to or other misuse of that information.

Section 3.14    Environmental Matters.

(a)           The Company is in full compliance with all Environmental Laws, which compliance includes, but is not limited to, the possession by the Company of all permits and other governmental authorizations required under all Environmental Laws, and compliance with the terms and conditions thereof.  The Company has not received any communication (written or oral), whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company is not in such full compliance, and there are no circumstances that may prevent or interfere with such full compliance in the future.  All permits and other governmental authorizations currently held by the Company pursuant to all Environmental Laws are identified in Section 3.14 of the Company Disclosure Schedule.

(b)           There is no Environmental Claim pending or, to the Company's Knowledge, threatened against the Company or against any person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law.

(c)           There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against the Company or against any person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law, or otherwise result in any costs or liabilities under Environmental Law.

(d)           Without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where the Company has stored, disposed or arranged for the disposal of Materials of Environmental Concern are identified in Section 3.14(d)(i) of the Company Disclosure Schedule, (ii) all underground storage tanks, and the capacity and contents of such tanks, located on any property owned, leased, operated or used by the Company are identified in Section 3.14(d)(ii) of the Company Disclosure Schedule, (iii) except as set forth in Section 3.14(d)(iii) of the Company Disclosure Schedule, there is no asbestos contained in or forming part of any building, building component, structure or office space owned, leased, operated or used by the Company, and (iv) except as set forth in Section 3.14(d)(iv) of the Company Disclosure Schedule, no polychlorinated biphenyls or polychlorinated biphenyl-containing items are used or stored at any property owned, leased, operated or used by the Company.

(e)           The Company has provided to Parent all assessments, reports, data, results of investigations or Audits, and other information that is in the possession of or reasonably available to the Company regarding environmental matters pertaining to or the environmental condition of the business of the Company or the compliance (or noncompliance) by the Company with any Environmental Laws.

(f)           The Company is not required by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any Governmental Entity pursuant to any Environmental Law, or (iv) to record or deliver to any person or entity any disclosure document or statement pertaining to environmental matters.

(g)           Notwithstanding anything herein to the contrary, the representations and warranties set forth in this Section 3.14 above are made as of the Closing to the best of Sole Shareholders’ Knowledge with respect to that certain location on Kamehameha Highway.

For purposes of this Agreement:

(A)           “Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Material of Environmental Concern at any location, whether or not owned or operated by the Company or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(B)           “Environmental Laws” means all federal, state, local and foreign laws, regulations, ordinances, requirements of governmental authorities, and common law relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, Laws relating to (i) emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern, (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, (iii) recordkeeping, notification, disclosure and reporting requirements regarding Materials of Environmental Concern, and (iv) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources.

(C)           “Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or other substances that may have an adverse effect on human health or the environment.

Section 3.15    Taxes.

(a)           The Company has filed all Tax Returns required to be filed by it, and all such Tax Returns were true, complete and correct in all material respects.  All Taxes required to be paid by the Company have been timely paid other than those (i) currently payable without penalty or interest, or (ii) being contested in good faith by appropriate proceedings and for which, in the case of both clauses (i) and (ii), adequate reserves have been established on the books and records of the Company in accordance with past practice.  The Company does not have any liability for unpaid Taxes accruing after the date of the Annual Balance Sheets other than unpaid Taxes arising in the ordinary course of business.

(b)           There are no Liens for Taxes upon any property or assets of the Company.

(c)            The Company has not made any change in accounting methods, received a ruling from any taxing authority or signed an agreement with respect thereto or signed any closing agreement with respect to any Tax year.

(d)           The Company has complied in all respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign Laws) and has, within the time and the manner prescribed by Law, withheld and paid over to the proper taxing authorities all amounts required to be so withheld and paid over under applicable Laws.

(e)           The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of any voluntary change in accounting method (nor has any Governmental Entity proposed in writing any such adjustment or change of accounting method).

(f)           No Audits are presently pending with regard to any Taxes or Tax Returns of the Company and a list of all Audits commenced or completed with respect to the Company with respect to taxable periods ending after January 1, 1999 is set forth in Section 3.15(f) of the Company Disclosure Schedule.  No written notification has been received by the Company that such an Audit is pending or threatened with respect to any Taxes due from or with respect to or attributable to the Company or any Tax Return filed by or with respect to the Company.

(g)           All Tax deficiencies that have been claimed, proposed or asserted against the Company have been fully paid or finally settled, and no issue has been raised in any examination by any taxing authority that, by application of similar principles, could reasonably be expected to result in the proposal or assertion of a Tax deficiency for another year not so examined.

(h)           There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company.

(i)           No power of attorney has been granted by or with respect to the Company with respect to any matter relating to Taxes.

(j)           The Company is not a party to, is not bound by or has any obligation under any Tax sharing agreement, Tax indemnification, or Tax allocation agreement or similar agreement, contract or arrangement, and the Company does not have any potential liability or obligation to any person as a result of, or pursuant to, any such agreement, contract or arrangement.

(k)           The Company is not a party to any agreement, plan, contract or arrangement (whether oral or in writing) that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(l)           The deductibility of compensation paid by the Company will not be limited by Section 162(m) of the Code.

(m)           All transactions that could give rise to an understatement of the federal income tax liability of the Company within the meaning of Section 6662(d) of the Code are adequately disclosed on Tax Returns in accordance with Section 6662(d)(2)(B) of the Code if there is or was no substantial authority for the treatment giving rise to such understatement.

(n)           The Company is not and has not been a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o)           There are no unresolved questions or claims concerning Tax liability of the Company.

(p)           Other than any Tax Returns that have not yet been required to be filed, the Company has made available to Parent true, correct and complete copies of the United States federal income Tax Return and any state, local or foreign Tax Return for the Company for any jurisdiction for each of the taxable periods ended December 31, 2001 through December 31, 2006.

(q)           The net operating loss and credit carryovers, if any, available to the Company, and their expiration dates, is set forth in the Disclosure Schedule.  As of the date of this Agreement, none of such net operating loss and credit carryovers are subject to the limitations imposed by Sections 382, 383 or 384 of the Code (or any predecessor thereto) or otherwise.

(r)           Section 3.15(r) of the Disclosure Schedule sets forth (i) all elections with respect to Taxes made by the Company and (ii) all foreign, state and local jurisdictions in which the Company is or has been subject to Tax and each type of Tax payable in such jurisdiction during the taxable year ending December 31, 2006.

(s)           The Company has delivered or made available to Parent complete and accurate copies of each of (i) all Audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity relating to the United States or foreign Taxes due from or with respect to the Company, (ii) all closing agreements entered into by the Company with any Taxing Authority existing on the date hereof and (iii) copies of any correspondence to any Tax Authority.

(t)           The Company does not have any liability with respect to income, franchise or similar Taxes relating to the operation of the Company prior to the date of the Annual Balance Sheet in excess of the amounts that are accrued with respect thereto and are reflected in the Interim Financial Statements, and since the date of the Annual Balance Sheets, the Company has not incurred any liability for Taxes, except with respect to operations in the ordinary course of business after the date of the Annual Balance Sheets.  All Taxes owed and due by the Company relating to operations on or prior to the date of the Annual Balance Sheets (whether or not shown on any Tax Return) have been paid on a timely basis.

(u)           The Company has not received written notice of any claim made by an authority in a jurisdiction where the Company does not file Tax Returns, that the Company is or may be subject to taxation by that jurisdiction.

(v)            No taxing authority is asserting or, to the Company's Knowledge, threatening to assert a claim against the Company under or as a result of Section 482 of the Code or any similar provision Law.

(w)           The Company has not been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign Law (other than a group the common parent of which is the Company), or has any liability for Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law as a transferee or successor, by contract or otherwise.

(x)           The Company has not distributed stock of another entity, or has had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(y)           The Company has not engaged in any reportable transactions that were required to be disclosed pursuant to Section 1.6011-4 of the Code.

(z)           The Company has delivered or made available to Parent a copy of all of the Company's tax returns and other records and workpapers related to Taxes, which include information that would allow Parent to determine:  (i) a complete list of the types of Tax Returns being filed by the Company in each taxing jurisdiction, (ii) the year of the commencement of the filing of each such type of Tax Return in each jurisdiction, (iii) all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) all material Tax elections filed in each jurisdiction by the Company, (v) the tax basis of the assets of the Company, (vi) any deferred intercompany gain with respect to the transactions to which the Company has been a party, (vii) the accumulated earnings and profits and any loss carryovers of the Company and (viii) deferred income taxes.

(aa)                      The Company is registered with the relevant Tax Authority for Tax purposes.

Section 3.16    Employee Benefit Plans.

(a)           Section 3.16(a) of the Company Disclosure Schedule lists, with respect to the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) each loan to any current or former non-officer employee, officer or director and any stock option, stock purchase, phantom stock, stock appreciation right, equity based award, supplemental retirement, severance, termination, change in control, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (iv) other fringe, welfare or employee benefit plans, programs, policies, agreements or arrangements, and (v) any current or former employment or, consulting, retention, executive compensation or severance agreements or arrangements, written or otherwise, for the benefit of, or relating to, any present or former employee, consultant or director of the Company with respect to which the Company or any ERISA Affiliate could have any liability (together, the “Company Employee Plans”).

(b)           The Company has made available to Parent a copy of each of the Company Employee Plans and related material plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions, summary of material modifications, prospectuses and other authorizing documents) and has, with respect to each Company Employee Plan that is subject to ERISA reporting requirements, made available copies of the Form 5500 reports (including all applicable schedules) filed for the last three (3) plan years.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, or the expiration of the requisite period under applicable regulations promulgated by the IRS under the Code (“Treasury Regulations”) or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination has not occurred or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid and sufficient as to the adopting employer.  The Company has also furnished or made available to Parent the most recent IRS determination, notification, advisory, or opinion letter issued with respect to each such Company Employee Plan, and, to the Company's Knowledge, nothing has occurred since the issuance of each such letter that could reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code.

(c)           None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable Law.  There has been no non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan.  Each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all applicable statutes, rules and regulations (including ERISA, the Code and any and all applicable federal or state securities laws).  Neither the Company nor any of its ERISA Affiliates is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans.  All contributions required to be made by the Company or any of its ERISA Affiliates to any Company Employee Plan have been made on or before their due dates.  With respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred.  Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to Parent (other than ordinary administrative expenses typically incurred in a termination event).  With respect to each Company Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which, to the Company's Knowledge, were true and correct as of the date filed).  No suit, administrative proceeding, action or other litigation has been brought or is pending, or, to the Knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including any Audit or inquiry by the IRS, United States Department of Labor, the United States Securities and Exchange Commission or any other Governmental Entity, other than requests for payments in the ordinary course or requests for qualified domestic relations orders.

(d)           With respect to each Company Employee Plan, the Company has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder.

(e)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, by themselves or in conjunction with any other agreements, events or occurrences will (i) entitle any current or former employee, director or other service provider of the Company or any ERISA Affiliates to severance benefits or any other payment, except as expressly provided in this Agreement, (ii)  increase any benefits otherwise payable by the Company or (iii) accelerate the time of payment or vesting of Company Options or any benefit, or increase the amount of compensation due any such employee, director or service provider.

(f)           There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any ERISA Affiliates relating to, or change in participation or coverage under, any Company Employee Plan which would increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to that Company Employee Plan for the most recent fiscal year included in the Financial Statements.

(g)           The Company does not maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code.

(h)           Neither the Company nor any of its ERISA Affiliates is a party to, or has made any contribution to or otherwise incurred any obligation to contribute to, any “multi-employer plan” as defined in Section 3(37) of ERISA.

(i)           Neither the Company nor any ERISA Affiliate is obligated to make any parachute payments as such term is defined in Section 280G of the Code, and neither is a party to any agreement that under certain circumstances is reasonably likely to obligate it, or any successor in interest, to make any parachute payments that will not be deductible under Section 280G of the Code.  Neither the Company nor any ERISA Affiliate is obligated to make reimbursement or gross-up payments to any person in respect to excess parachute payments.

(j)           No amounts paid by the Company by any Company Employee Plan would fail to be deductible under Sections 404 or 404A of the Code.

Section 3.17    Employee Matters.

(a)           The Company is and has been in compliance with all currently applicable Laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, termination of employment, wages, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors, and are not engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Law.

(b)           The Company has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees or consultants; and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.  The Company is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business, consistent with past practice).  There are no pending claims against the Company under any workers compensation plan or policy or for long term disability.

(c)           There are no charges, complaints or controversies pending or, to the Knowledge of the Company, threatened, between the Company and any of its employees, former employees, consultants, independent contractors or applicants which charges, complaints or controversies have resulted or could reasonably be expected to result in an action, suit, proceeding, claim, grievance, arbitration or investigation before any Governmental Entity.  The Company has not received notice, nor to the Company's Knowledge does any Governmental Entity responsible for the enforcement of labor or employment Laws intend to conduct an investigation with respect to the Company, and no such investigation is in progress.

(d)           Since the enactment of the WARN Act, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company, (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Law and (iv) none of the Company's employees has suffered an “employment loss” (as defined in the WARN Act) during the six (6) month period prior to the date hereof.

(e)           The Company is not a party to any collective bargaining agreement or similar agreement with any labor organization or work council, or work rules or practices agreed to with any labor organization, work council or employee association applicable to employees of the Company.  None of the employees of the Company are represented by any labor organization or work council and, to the Company's Knowledge, there have been no union or work council organizing activities or proceedings among any of its employees, nor does any question concerning representation exist concerning such employees.

(f)           There is no labor strike, dispute, corporate campaign, slowdown, stoppage or lockout actually pending, or to the Knowledge of the Company, threatened against or affecting the Company and during the last three (3) years there has not been any such action.

(g)           All personnel policies and procedures applicable to employees of the Company are in writing.  There are no personnel manuals, handbooks, policies, rules or procedures applicable to employees of the Company, other than those set forth in Section 3.17(g) of the Company Disclosure Schedule, true and complete copies of which have heretofore been made available to Parent.

(h)           To the Company's Knowledge, no employees of the Company are in violation of any term of any employment contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted by the Company or to the use of trade secrets or proprietary information of others.

(i)           Section 3.17(i) of the Company Disclosure Schedule sets forth a true and complete list of (i) the names and current salaries of all employees, directors and elected and appointed officers of the Company, and the family relationships, if any, among such persons and (ii) all group insurance programs in effect for employees of the Company.  The Company is not in default with respect to any of its obligations referred to in the preceding sentence.  No key employees or officers of the Company have given notice to the Company, nor does the Company have Knowledge, that any such key employee or officer intends to terminate his or her employment with the Company.

(j)           The Company does not have any (i) existing service or other agreements with any officers or employees of the Company which subject to legal requirements cannot be fairly terminated by three (3) months' notice or less without giving rise to a claim for damages or compensation; (ii) liability for compensation to ex-employees; (iii) obligation to re-instate or re-employ any ex-officer or ex-employee of the Company; (iv) knowledge of grounds for dismissal of any employee of the Company; (v) policy, practice or obligation regarding redundancy payments to employees which is more generous than the applicable award(s) or legislation; or (vi) industrial agreement or enterprise agreement (whether registered or not) or plans to introduce any such agreement, that applies to any employee or officer of the Company.

(k)           Except as set forth on the Company Disclosure Schedule, no person has any agreement with the Company under which that person acts as an independent contractor, consultant, or in a similar capacity for the Company whether on a full time or a part time or retainer basis or otherwise.

Section 3.18    Interested Party Transactions.

The Company is not indebted to any director, officer, employee, consultant or shareholder of the Company (except for current amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to the Company.  No officer, director or shareholder of the Company owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than five percent (5%) of the equity of any such entity), or is an officer, director, employee or consultant of any person that is, a competitor, lessor, lessee, customer or supplier of the Company or which conducts a business similar to any business conducted by the Company.  No officer, director or shareholder of the Company (a) owns or holds, directly or indirectly, in whole or in part, any Company Intellectual Property, (b) has any claim, charge, action or cause of action against the Company, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof, (c) has made, on behalf of the Company, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other person of which any officer, director or shareholder of the Company (or, to the Knowledge of the Company, a relative of any of the foregoing) is a partner or shareholder (except holdings solely for passive investment purposes of  securities of publicly held and traded entities constituting less than five percent (5%) of the equity of any such entity) or (d) has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company.

Section 3.19     Leased Property.

Section 3.19 of the Company Disclosure Schedule sets forth a complete list of the real property leased by the Company and a description of the terms of each lease (the “Lease Agreements”).  Each Lease Agreement is valid, binding and enforceable in accordance with its terms and the Company has a valid and binding leasehold interest in, and enjoys peaceful possession of, the real property described in Section 3.19 of the Company Disclosure Schedule.  The Company does not lease any real property other than the real property subject to the Lease Agreements.  There are no disputes, oral agreements, or forbearance programs in effect as to the Lease Agreements.  There are no existing defaults by the Company under any Lease Agreement, and no event has occurred that (with the giving of notice, lapse of time or both) would constitute a default by the Company under any Lease Agreement.  The Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or any of its rights under any Lease Agreement, and the leasehold estate created by each such lease is free and clear of all Liens.  The Company is not engaged in any negotiation for the review of the rent payable under any Lease Agreement.  The Company does not own any real property.

Section 3.20     Insurance.

The Company has policies of insurance and bonds of the type and in the amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company.  Section 3.20(i) of the Company Disclosure Schedule contains a complete list of the policies and contracts of insurance maintained by the Company other than employee benefit plans listed on Section 3.16 of the Company Disclosure Schedule.  All such policies and bonds are in full force and effect, all premiums due and payable to date under all such policies and bonds have been paid and the Company is otherwise in compliance with the terms of such policies and bonds.  There is no claim pending under any such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  The Company has not received any notice of cancellation or non-renewal of any such policies or bonds from any of its insurance carriers, nor to the Company's Knowledge, is the termination of any such policies or bonds threatened.  The Company has not received any notice from any of its insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage presently provided will not be available to the Company in the future on substantially the same terms as now in effect.  Except as disclosed on Section 3.20(ii) of the Company Disclosure Schedule, none of such policies or bonds provides for any retrospective premium adjustment, experience-based liability or loss sharing arrangement affecting the Company.

Section 3.21     Compliance With Laws.

The Company has complied in a timely manner and in all material respects with all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, acts, guidelines, policies, directions or decrees of any Governmental Entity, whether or not having the force of law (“Law” or “Laws”) that affect the business, properties or assets of the Company, and no notice, charge, claim, action or assertion has been received by the Company or to the Company's Knowledge, has been filed, commenced or threatened against the Company alleging any violation of any of the foregoing.  The Company has not at any time received any notice or direction from any Governmental Entity challenging or questioning the legal right of the Company to design, market, offer or sell any of its products or services or the use of its assets in the present manner or style thereof.

Section 3.22     Minute Books.

The minute books of the Company made available to Parent contain a complete and accurate summary of all meetings of directors and shareholders and all actions by written consent since the time of incorporation of the Company, through the date of this Agreement, and reflect all transactions and other corporate actions referred to in such minutes accurately in all material respects.

Section 3.23     Internal Controls.

The Company (i) makes and keeps accurate books and records that fairly reflect the transactions and dispositions of assets of the Company and (ii) maintains internal accounting controls which provide reasonable assurance that (a) transactions are recorded as necessary to permit preparation of its financial statements to be fairly presented in all respects, (b) receipts and expenditures are made only in accordance with general or specific authorizations of management and directors of the Company, (c) access to its assets is permitted only in accordance with general or specific authorizations of management and directors of the Company, and (d) the reported accounting for its assets and liabilities is compared with existing assets and liabilities at reasonable intervals.

Section 3.24     Complete Copies of Materials.

The Company has delivered to Parent, or made available for Parent to review, complete copies of each document which has been requested by Parent, its counsel and other advisors in connection with their legal and accounting review of the Company, including, without limitation, (i) the Company Articles and Company Bylaws as amended to date and as currently in effect, (ii) all material permits, orders, and consents issued by any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders, and consents, (iii) agreements relating to Intellectual Property, and (iv) the stock transfer books of the Company setting forth all transfers of any capital stock, in each case, as currently in effect.

Section 3.25    Brokers' and Finders' Fees.

The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 3.26    Board Approval

The Company Board has unanimously (i) adopted and approved this Agreement and the Merger, (ii) determined that the transactions contemplated herein and therein are advisable and in the best interests of the shareholders of the Company and on terms that are fair to such shareholders and (iii) resolved to recommend that the shareholders of the Company approve this Agreement and the Merger, and none of the aforesaid actions by the Company Board has been amended, rescinded or modified.

Section 3.27    Customers and Suppliers.

No customer which individually accounted for five percent (5%) or more of the Company's gross revenues during the twelve (12) month period preceding the date hereof, and no supplier of the Company has canceled or otherwise terminated, or communicated any threat to the Company to cancel or otherwise terminate its relationship with the Company, or has decreased materially its services or supplies to the Company in the case of any such supplier, or its usage of the services or products of the Company in the case of any such customer, and to the Company's Knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with the Company or to decrease materially its services or supplies to the Company or its usage of the services or products of the Company.

Section 3.28    Material Contracts.

Except for the contracts and agreements described in Section 3.28 of the Company Disclosure Schedule (the “Material Contracts”), the Company is not a party to or bound by any material contract, including without limitation:

(a)           any distributor, sales, advertising, agency or manufacturer's representative contract;

(b)           any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contract more than Ten Thousand Dollars ($10,000) over the life of the contract;

(c)           any contract, commitment or agreement relating to the acquisition by the Company of any assets of a substantial nature, operating business or capital stock of any other person, the participation in a joint venture or similar arrangement with any other person or the making of any other investment in any other person;

(d)           any contract or commitment granting exclusive marketing or distribution or other exclusive rights;

(e)           any contract, commitment, offer or proposal made by or binding upon the Company to any customer or potential customer for the sale of products or services having a value of more than Ten Thousand Dollars ($10,000);

(f)           any contract that expires or may be renewed at the option of any person other than the Company so as to expire more than one (1) year after the date of this Agreement;

(g)           any contract or commitment requiring the Company to sell or otherwise provide current or future products or services, or to provide support for any current or future products or services, in each case, for any period expiring more than six (6) months from the date hereof;

(h)           any trust indenture, mortgage, promissory note, loan agreement or other contract or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in financial statements that are fairly presented in all respects;

(i)           any contract or commitment for capital expenditures in excess of Ten Thousand Dollars ($10,000) in the aggregate;

(j)           any contract or commitment limiting the freedom of the Company to engage in any line of business or to compete with any other person;

(k)           any contract purporting to impose confidentiality or nondisclosure obligations on the Company;

(l)           any contract involving the lease of real property;

(m)           any contract for the lease of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

(n)           any employment agreement or any other agreement that contains any severance or termination pay liabilities or obligations;

(o)           any contract with any shareholder, officer, director, affiliate or associate of the Company, or any family member thereof except the grant of Company Options;

(p)           any collective bargaining agreement, labor contract or similar agreement governing any employee of the Company; or

(q)           any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar contract or commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person.

Section 3.29    No Breach of Material Contracts.

All Material Contracts are in written form.  The Company has performed its obligations under and is entitled to all benefits under all Material Contracts, and to the Knowledge of the Company, is not alleged to be in default in respect of any Material Contract.  Each of the Material Contracts is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or, to the Knowledge of the Company, with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to become a default or event of default under the terms of any Material Contract.  True, correct and complete copies of all Material Contracts have been delivered or made available to Parent.

Section 3.30    Third Party Consents.

Section 3.30 of the Company Disclosure Schedule lists all contracts and agreements to which the Company is a party or by which its properties or assets are bound that require a novation, waiver, consent or approval, as the case may be, in connection with the consummation of the transactions contemplated by this Agreement.

Section 3.31    Accounts Receivable and Payable

Subject to any reserves set forth in the Annual Balance Sheet, all accounts receivable of the Company shown on the Annual Balance Sheet and, as of the Closing Date, all accounts receivable of the Company shown on the Closing Balance Sheet, are valid receivables subject to no setoffs or counterclaims, represent and will represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts.  The amount carried for doubtful accounts and allowances disclosed in the Annual Balance Sheet are sufficient to provide for any losses which may be sustained on realization of the receivables.  The amounts carried as reserves for expenses, including, without limitation, all expenses for services rendered and goods purchased, and warranty claims on the Annual Balance Sheets are sufficient for the payment of (i) expenses incurred prior to the Closing Date, other than Transaction Expenses (ii) current warranty claims and (iii) warranty claims which arise prior to twelve (12) months from the date of the Annual Balance Sheet.  There are no unpaid invoices or bills representing amounts alleged to be owed by the Company, or other alleged obligations of the Company, which the Company has disputed or determined to dispute or refuse to pay.

Section 3.32    Inventory.

The inventories of the Company, whether shown on the Annual Balance Sheet or thereafter acquired by the Company, consist of items of a quantity and quality usable or salable in the ordinary course of business, consistent with past practice.  Since the date of the Annual Balance Sheet, the Company has continued to replenish inventories in a normal and customary manner consistent with past practices.  The values at which inventories are carried reflect the inventory valuation policy of the Company, which is in accordance with past practice.  Since the date of the Annual Balance Sheet, due provision was made on the books of the Company in the ordinary course of business, consistent with past practice, to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.  As of the date hereof, the Company’s inventory on hand and commitments to purchase inventory do not exceed, in the aggregate, an amount greater than Ten Thousand Dollars ($10,000).

Section 3.33    Propriety of Past Payments.

(a)           No unrecorded fund or asset of the Company has been established for any purpose, (b) no accumulation or use of corporate funds of the Company has been made without being properly accounted for in the books and records of the Company, (c) no payment has been made by or on behalf of the Company with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment and (d) none of the Company, any director, officer, employee or agent of the Company or any other person associated with or acting for or on behalf of the Company has, directly or indirectly, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person, private or public, regardless of form, whether in money, property or services, (i) to obtain favorable treatment for any Sole Shareholder, the Company, or any affiliate of the Company in securing business, (ii) to pay for favorable treatment for business secured for any Sole Shareholder, the Company or any affiliate of the Company, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of any Company Shareholder, the Company, or any affiliate of the Company or (iv) otherwise for the benefit of any Sole Shareholder, the Company, or any affiliate of the Company in violation of any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, Law, ordinance, principle of common law, regulation, statute, or treaty (including existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans relating to real property).  None of the Company, or any current director, officer, agent, employee or other person acting on behalf of the Company, has (i) used funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (ii) accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value.

Section 3.34     Private Placement.

For purposes of this Section 3.34each Sole Shareholder shall be referred to as the “Investor” and, each Sole Shareholder hereby represent and warrant as follows:

(a)           Purchase Entirely for Own Account.  The Merger Shares to be received by the Investor are being acquired for investment for the Investor’s own account not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.  The acquisition by the Investor of any of the Merger Shares shall constitute confirmation of the representation by the Investor that the Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Merger Shares.

(b)           Disclosure of Information.  The Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Merger Shares.  The Investor further represents that it has had an opportunity to ask questions and receive answers from Parent regarding the terms and conditions of the offering of the Merger Shares and the business, properties, prospects and financial condition of Parent.

(c)           Restricted Merger Shares.  The Investor understands that the Merger Shares it is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from Parent in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the “Act”) only in certain limited circumstances.  In this connection, the Investor represents that it is familiar with Rule 144 promulgated under the Act, as presently in effect, and understands the resale limitations imposed thereby and by the Act.  THE INVESTOR UNDERSTANDS AND ACKNOWLEDGES HEREIN THAT AN INVESTMENT IN PARENT’S SECURITIES INVOLVES AN EXTREMELY HIGH DEGREE OF RISK AND MAY RESULT IN A COMPLETE LOSS OF HIS INVESTMENT.  The Investor understands that the Merger Shares have not been and will not be registered under the Act and have not been and will not be registered or qualified in any state in which they are offered, and thus the Investor will not be able to resell or otherwise transfer his Merger Shares unless they are registered under the Act and registered or qualified under applicable state securities laws, or an exemption from such registration or qualification is available.  The Investor has no immediate need for liquidity in connection with this investment, does not anticipate that the Investor will be required to sell his Merger Shares in the foreseeable future other than as may be required pursuant to the Escrow Agreement.

(d)           Further Limitations on Disposition.  Without in any way limiting the representations set forth above, the Investor further agrees not to make any disposition of all or any portion of the Merger Shares unless and until:

(i)           There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)           if reasonably requested by Parent, the Investor shall have furnished Parent with an opinion of counsel reasonably satisfactory to Parent that such disposition will not require registration of such shares under the Act.  It is agreed that Parent will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

(e)           Legends.  It is understood that the certificates evidencing the Merger Stock may bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO PARENT THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

(f)           Reliance by Company.  The Investor understands that the representations, warranties , covenants and acknowledgements set forth in this Section 3.34(f) constitute a material inducement to Parent and Merger Sub entering into this Agreement.

(g)           No Reliance on Others.  The Investor acknowledges that it is not relying upon any person, firm or corporation, other than Parent and its officers and directors, in making its investment or decision to invest in Parent.

Section 3.35    Representations Complete.

None of the representations or warranties made by the Company herein or in any Schedule hereto, including the Company Disclosure Schedule, or certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.  The Company has not failed to disclose to Parent herein or in the Company Disclosure Schedule any facts material to the business, results of operations, assets, liabilities, financial condition or prospects of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1     Organization, Standing and Power

Each of Parent and Merger Sub are a corporation duly organized, validly existing and in good standing under Delaware Law and Hawaii Law, respectively.  Each of Parent and Merger Sub have the requisite corporate power to own their properties and to carry on their business as now being conducted and as currently proposed to be conducted and are duly qualified to do business and are in good standing in each jurisdiction in which the failure to be so qualified and in good standing would or would reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.  Neither Parent nor Merger Sub is in violation of any of the provisions of their respective Articles of Incorporation or Bylaws.

Section 4.2     Authority

Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except to the extent that enforceability may be limited by the effect, if any, of any applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally or any general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.  Neither the execution and delivery by Parent or Merger Sub of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, or result in any breach or violation of, or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation or obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or Bylaws, or other equivalent charter documents, as applicable, of Parent or Merger Sub, (ii) any mortgage, indenture, lease, contract, agreement, instrument or understanding to which Parent or Merger Sub is a party or to which any of its properties or assets is bound or (iii) any Law applicable to either Parent or Merger Sub or any of their respective properties or assets, except, in the case of clauses (ii) and (iii) above, any such conflicts, breaches, violations, defaults, rights or losses, which would not, individually or in the aggregate, prevent or materially and adversely delay the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement. No notice to, filing with, and no permit, authorization, consent or approval of, any Governmental Entity, or any other person is necessary for the execution and delivery of this Agreement by Parent or Merger Sub or, except for the filing and recordation of the Articles of Merger in accordance with the requirements of Hawaii Law, the consummation of the transactions contemplated by this Agreement.  No approval by the shareholders of Parent is required for the transactions contemplated by this Agreement.

Section 4.3    Board Approval.

The Board of Directors of each of Parent, SPH and Merger Sub have (i) adopted and approved this Agreement and the transactions contemplated hereby and (ii) determined that the transactions contemplated by this Agreement are advisable and in the best interests of the respective shareholders of Parent, SPH and Merger Sub, and none of the aforesaid actions by the board of directors of Parent, SPH or Merger Sub have been amended, rescinded or modified.

Section 4.4     Litigation.

There is no material private or governmental action, suit, proceeding, inquiry, claim, arbitration or, to the Knowledge of Parent or Merger Sub, investigation pending before any agency, court or tribunal, foreign or domestic, or to the Knowledge of Parent or Merger Sub, threatened against Parent and Merger Sub as any of their properties or any of their officers or directors (in their capacities as such), or which questions or challenges the validity of this Agreement or any of the transactions contemplated hereby; and there is no valid basis for any such action, suit, proceeding, claim, arbitration or investigation.  There is no judgment, decree or order against Parent or Merger Sub, or any of their directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement.  Parent or Merger Sub does not have any material litigation pending against any other party.

ARTICLE V

CONDUCT PRIOR TO THE CLOSING DATE

Section 5.1     Conduct of Business of the Company.

Except as contemplated by this Agreement or as set forth in Section 5.2 of the Company Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall, except to the extent expressly contemplated by this Agreement or as consented to in writing by Parent: (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and (ii) use all reasonable best efforts consistent with past practice and policies to (x) preserve its present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, (y) preserve and protect its owned and leased properties and (z) conduct its business in compliance with all applicable Laws.  The Company shall promptly notify Parent of any event or occurrence not in the ordinary course of its business, consistent with past practice, and of any event which could have a Material Adverse Effect on the Company.

Section 5.2     Restriction on Conduct of Business of the Company.

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in Section 5.2 of the Company Disclosure Schedule or except as expressly contemplated by this Agreement, the Company shall not do or cause any of the following, without the prior written consent of Parent which shall not be unreasonably withheld:

(a)           Charter Documents.  Cause any amendments to the Company Articles or the Company Bylaws or organize any subsidiary or acquire any capital stock or other securities, or equity or ownership interest in the business, of any other person;

(b)           Dividends; Changes in Capital Stock.  Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Common Stock, or split, combine or reclassify any Company Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock, or repurchase or otherwise acquire, directly or indirectly, any shares of Company Common Stock;

(c)           Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of Company Common Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock pursuant to the exercise of Company Options outstanding as of the date of this Agreement;

(d)           Intentionally left blank;

(e)           Indebtedness.  Incur any Indebtedness, guarantee any such Indebtedness, issue or sell any debt securities or guarantee any debt securities of others;

(f)           Liens.  Mortgage, pledge or encumber any assets;

(g)           Acquisitions.  Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, except, in each such case, which are immaterial and are in the ordinary course of the Company’s business, consistent with past practice;

(h)           Dispositions.  Sell, lease, license or otherwise dispose of or encumber any of its properties or assets, individually or in the aggregate, material to its business except sales of inventory in the ordinary course of business, consistent with past practice;

(i)           Leases.  Terminate, amend or enter into any lease with respect to real or personal property;

(j)           Payment of Obligations.  Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Annual Balance Sheet and other than Transaction Expenses;

(k)           Accounts Payable and Accounts Receivable.  Except in the ordinary course of business, take any action reasonably likely to (i) accelerate the payment of customer accounts receivable (including by shortening payment terms, providing incentives for early payment or otherwise), or (ii) delay the payment on accounts payable to suppliers, vendors or others;

(l)           Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements in excess of Twenty Five Thousand Dollars ($25,000) individually or in excess of Fifty Thousand Dollars ($50,000) in the aggregate;

(m)           Termination or Waiver.  Terminate or waive any material right;

(n)           Employees; Employee Benefit Plans; New Hires; Pay Increases.  Adopt, amend, fund or accelerate payment under any employee benefit, incentive compensation, fringe benefit, retention, stock purchase, option, or other equity based plan, program, policy, agreement or arrangement, or hire any new employee, terminate any key employee, pay any special bonus or special remuneration to any current or former employee, consultant or director, or increase the salaries, wage rates or other benefits or compensation of any of its current or former employees, consultants or directors or enter into a collective bargaining agreement, trade union agreement or similar agreement or arrangement under which any employee or consultant would be subject or would otherwise receive any benefit;

(o)           Severance Arrangements.  Grant any severance, change in control or termination pay (i) to any current or former director, consultant or officer or (ii) to any other current or former employee;

(p)           Contracts.  Enter into any contract or commitment (including the issuance or acceptance of any purchase order) with a value exceeding Ten Thousand Dollars ($10,000), or violate, amend or otherwise modify or waive any of the terms of any of its contracts;

(q)           Intellectual Property.  Transfer to any person or entity any rights to Company Intellectual Property other than pursuant to non-exclusive license arrangements in the ordinary course of business, consistent with past practice, or abandon, permit to lapse or otherwise dispose of any Company Intellectual Property or make any material change in any Company Intellectual Property;

(r)           Exclusive Rights.  Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or distribution or other exclusive rights of any type or scope with respect to any of the Company’s products or technology;

(s)           Litigation.  Initiate or settle any litigation except for the commencement of legal action (i) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the commencement of such a suit, or (ii) for a breach of this Agreement;

(t)           Insurance.  Fail to keep in full force and effect the Company’s current insurance policies or other comparable insurance affecting the business of the Company, or reduce the amount of any insurance coverage provided by existing insurance policies;

(u)           Taxes.  Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return other than in the ordinary course of business consistent with past practice and other than those for which extensions have been received as set forth in the Company Disclosure Schedule or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes;

(v)           Accounting Policies and Procedures.  Make any change to its accounting methods, principles, policies, procedures or practices;

(w)           Revaluation.  Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, consistent with past practice;  or

(x)           Other.  Agree in writing or otherwise to take any of the actions described in this Section 5.2.

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company will notify Parent in writing not less than five (5) days prior to making any personnel changes.

Section 5.3     No Solicitation.

(a)           Until the earlier of the Effective Time or the termination of this Agreement, the Company and the officers, directors, employees or other agents of the Company will not, directly or indirectly (i) initiate, solicit or encourage (including, without limitation, by way of furnishing information), or take any action to facilitate any inquiry or the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Transaction, (ii) propose, enter into or participate in negotiations or discussions with, or provide any information or data to, any person (other than Parent, Merger Sub or any of their respective affiliates or representatives) relating to any Acquisition Transaction, (iii) make or authorize any statement, recommendation or solicitation in support of, or approve, any Acquisition Transaction or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction or transaction contemplated thereby.  Upon execution of this Agreement, the Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.  The Company will promptly notify Parent after receipt after the date of this Agreement of any proposal for an Acquisition Transaction or any notice that any person is considering an Acquisition Transaction or any request for information relating to the Company or for access to the properties, books or records of the Company by any person that has advised the Company that it may be considering, or has proposed, an Acquisition Transaction and will keep Parent timely informed of the status and details of any such Acquisition Transaction notice, request or any correspondence or communications related thereto and shall provide Parent with a true and complete copy of such Acquisition Transaction notice or request or correspondence or communications related thereto, if it is in writing, or a written summary thereof (which shall include the identity of the person considering or proposing such Acquisition Transaction and the material terms thereof), if it is not in writing.  Neither the Company Board nor any committee thereof shall (x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger, or (y) approve or recommend, or propose to approve or recommend, any Acquisition Transaction or (z) enter into any agreement with respect to any Acquisition Transaction.

Section 5.4     Further Information.

(a)           The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to (i) all of the properties, books, contracts, commitments and records, patent application files and personnel of the Company and (ii) all other information concerning the business of the Company, their respective properties and personnel as Parent may reasonably request.

(b)           Subject to compliance with applicable Laws, from the date hereof until Closing, the Company shall confer on a regular and frequent basis with one or more representatives of Parent to report operational matters of materiality and the general status of ongoing operations.

(c)           No information or Knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

(d)           The Company shall give prompt notice to Parent upon learning of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would reasonably be likely to cause either (i) any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect at the date hereof or at the Closing or (ii) any condition set forth in ARTICLE VII to be unsatisfied at the Closing Date (except to the extent it refers to a specific date) and (b) any material failure of the Company or Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.4(d) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto.

(e)           As soon as such information becomes available, and in any event not later than thirty (30) days after the end of each fiscal month, the Company shall provide to Parent an unaudited balance sheet as of the end of such month and the related statements of results of operations and statements of cash flows for such period together with a list of the ages and amounts of all accounts and notes due and uncollected as of the end of such month.  Notwithstanding the foregoing, the Company agrees to provide to Parent and its accountants, counsel and other representatives copies of the Company’s internal financial statements promptly upon request.

Section 5.5     Updating the Disclosure Schedules.

If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.4 would require a change to the Disclosure Schedules if the Disclosure Schedules were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedules specifying such change and shall use its best efforts to remedy same, as applicable; provided, however, that no such update shall be deemed to supplement or amend the Disclosure Schedules for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (ii) determining whether any of the conditions set forth in Article VII have been satisfied.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1     Public Disclosure.

(a)           Parent and the Company shall, prior to Closing, consult with each other before issuing or authorizing any press release or any other public statement or making (or authorizing) any other disclosure to any third party (whether or not in response to an inquiry) regarding the existence or terms of this Agreement and the transactions contemplated hereby, and, prior to the Closing, neither shall (or permit any of their respective subsidiaries, representatives or advisors to) issue any such press release or make any such statement or disclosure without the prior written approval of the other, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the disclosing party shall provide to the other party such advance notice as is reasonable under the circumstances prior to the making of, and shall consult with the other party regarding the form of, any such required disclosure.  Notwithstanding the foregoing, Parent and the Company may reveal the existence and terms of this Agreement to their respective representatives and advisors (a) who need to know the terms of this Agreement for the purpose of evaluating the Merger, (b) who are informed of the confidential nature of the Agreement and (c) who agree to act in accordance with the terms of this Section 6.1.

(b)           The Sole Shareholders shall not, prior to or following the Closing, issue any press release, make any other public statement or make any other disclosure to any third party (whether or not in response to an inquiry) regarding the existence and terms of this Agreement and the transactions contemplated hereby without the prior written approval of Parent.  Notwithstanding the foregoing, the Sole Shareholders may reveal the existence and terms of this Agreement to their respective representatives and advisors (a) who need to know the terms of this Agreement for the purpose of evaluating the Merger, (b) who are informed of the confidential nature of the Agreement and (c) who agree to act in accordance with the terms of this Section 6.1.

Section 6.2     Consents; Cooperation.

Each of Parent and the Company shall promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents, waivers and approvals required to be obtained by it for the consummation of the transactions contemplated hereby.  Parent agrees to split equally with the Company any lease assignment fees incurred in obtaining the lease assignments up to a maximum amount of $27,500 to be incurred by Parent.  The parties acknowledge and agree that in the event of any rent payment increase above the current rent (or an agreement to increase the rent above the current rent) on or prior to Closing, the Sole Shareholders shall pay Parent at the Closing or Parent shall offset from the Cash Amount at Closing an amount equal to 50% of any such increase calculated through the remaining term of the lease.

Section 6.3     Legal Requirements.

Subject to the terms and conditions herein provided, each of Parent, Merger Sub and the Company will, and Parent will cause its subsidiaries to, take all reasonable actions necessary to comply in all material respects promptly with all legal requirements which may be imposed on it with respect to the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made by it in connection with the taking of any action contemplated by this Agreement.

Section 6.4     Best Efforts and Further Assurances.

Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Parent, Merger Sub and the Company agree to use best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable Laws) to consummate and make effective the Merger as promptly as practicable including, but not limited to, the satisfaction of the other parties’ conditions to Closing.

Section 6.5     Termination of Plans.

To the extent ever maintained by the Company, prior to the Effective Time, the Company shall adopt resolutions to terminate the Company’s 401(k) plan (the “401(k) Plan”) immediately prior to the Closing.  To the extent ever maintained by the Company, Parent shall receive from the Company evidence that the Company Board has adopted resolutions to terminate the 401(k) Plan (the form and substance of which resolutions shall be subject to review and approval of Parent, which approval will not be unreasonably withheld or delayed), effective as of the day immediately preceding the Closing Date but contingent on the Closing.  Parent shall permit each employee of the Company who participates in Parent’s 401(k) plan following the Effective Time and who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the 401(k) Plan to roll such eligible rollover distribution, into an account under Parent’s 401(k) plan.

Section 6.6     Tax Certificate.

The Company shall, prior to the Closing Date, provide Parent with a properly executed FIRPTA certificate, substantially in the form agreed to by the parties hereto, which states that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).  In addition, simultaneously with delivery of such Notification Letter, the Company shall have provided to Parent, as agent for the Company, a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and in the customary form along with written authorization for Parent to deliver such notice form to the IRS on behalf of the Company upon the Closing of the Merger.

Section 6.7     Withholding.

Notwithstanding anything herein to the contrary, Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any shareholder such amounts as the Company or Parent has determined is required to be deducted and withheld with respect to any of the transactions under any provision of United States federal, state, local or foreign tax Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the shareholder in respect of which such deduction and withholding was made.

Section 6.8     Company Disclosure Schedule.

As soon as practicable following the date hereof, the Company shall deliver to Parent the Company Disclosure Schedule. Prior to the Closing, if any event, condition, fact or circumstance that is required to be disclosed on the Company Disclosure Schedule prior to the Closing would require a change to the Company Disclosure Schedule if the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Company Disclosure Schedule specifying such change and shall use its best efforts to remedy same, if requested to do so by Parent.

Section 6.9     Inspections.

Following the date hereof, the Company and the Sole Shareholder agree that Parent may perform, at its sole discretion and at its sole cost and expense, any investigation, inspection or site assessment of the Company’s properties, locations and assets prior to the Closing, including environmental studies of any of the Company’s locations, and the Company and the Sole Shareholder shall cooperate fully in such investigations, inspections and assessments.

Section 6.10    Maintenance of the Surviving Corporation.

Following the Effective Time, until such time as the Seller Notes are paid in full, including all principal and interest thereon, Parent and the Surviving Corporation shall use commercially reasonable efforts to maintain and preserve the assets of the Surviving Corporation.

Section 6.11    Store Revenues.

The gross revenues for the Company stores listed on Schedule 6.11 shall be a minimum of $2,256,000 for the twelve (12) month period prior to the date of this Agreement.

Section 6.12    Escrow.

(a)           At the Closing, Parent will deposit with the Escrow Agent the Merger Shares on behalf of the Sole Shareholders to be held in accordance with the Escrow Agreement in partial satisfaction of its obligations to pay the Sole Shareholders the merger consideration set forth in Section 2.7.

(b)           The Merger Shares shall be retained for payment of the Sole Shareholders’ obligations arising under the indemnification provisions set forth in Section 9.1 of this Agreement, if any, including, without limitation, Remediation and monitoring costs, legal and consulting fees and costs (including, without limitation, attorneys’ fees and costs incurred in connection with any action against any of the Company insurers, all defense costs and fees incurred in defending against any Environmental Claim, and Third Party Claims, pursuant to the terms of the this Agreement and the Escrow Agreement.

(c)           In the event that any such indemnity claim is satisfied from the Escrow Shares and is then paid or reimbursed from insurance proceeds, then the amount so paid or reimbursed to the extent originally paid from the Escrow Shares shall be deposited with the Escrow Agent to be held along with the Escrow Shares.

Section 6.13    Company Debt.

Except as otherwise provided in this Agreement, all Company Debt, including, without limitation, the loans set forth on Schedule 6.13, shall be paid off on or prior to the Closing and the Company shall provide Parent with pay-off letters and UCC termination statements, as applicable, for all such amounts.

ARTICLE VII

CONDITIONS TO THE CLOSING

Section 7.1    Conditions to Obligations of Each Party to Effect the Merger.

The respective obligations of each party to this Agreement to consummate and effect the Merger and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a)           Shareholder Approval.  This Agreement, the Articles of Merger and the Merger shall have been approved by the requisite vote of the Sole Shareholders.

(b)           No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered or enforced, which makes the consummation of the Merger illegal.  In the event an injunction or other order shall have been issued, each party agrees to use its reasonable efforts to have such injunction or other order lifted.

(c)           Governmental Approval.  Parent, the Company and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the several transactions contemplated hereby.

Section 7.2     Additional Conditions to Obligations of the Company.

The obligations of the Company to consummate and effect the Merger and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by the Company:

(a)           Representations, Warranties and Covenants.  The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time (except for such representations and warranties which speak as of a particular time which representations and warranties need be true and correct only as of such time) and Parent and Merger Sub shall each have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

(b)           Certificate of Parent.  The Company shall have received from Parent an officer’s certificate certifying to the fulfillment of the conditions specified in Section 7.2(a).

(c)           Seller Notes.  Parent shall have delivered to the Sole Shareholders the Seller Notes endorsed and effective upon the Closing, together with Uniform Commercial Code financing statements and/or other document, in form and substance reasonably acceptable to Sole Shareholders, which, upon filing pursuant to Hawaii Law, will perfect a first priority and second priority security interest for Robinson and Winn, respectively, in the Surviving Corporation and all assets thereof at Closing.

(d)           Registration Rights Agreement.  Parent shall have delivered to the Sole Shareholders an executed registration rights agreement in the form of Exhibit E (the “Registration Rights Agreement”) attached to this Agreement.

(e)           Escrow Agreement.  Parent shall have delivered to the Sole Shareholders an executed escrow agreement in the form of Exhibit H (the “Escrow Agreement”) attached to this Agreement.

Section 7.3     Additional Conditions to the Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate and effect the Merger and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent or Merger Sub:

(a)           Representations, Warranties and Covenants.  The representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect which representations and warranties as so qualified shall be true in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for such representations and warranties which speak as of a particular time which representations and warranties need be true and correct only as of such time) and the Company shall in all material respects have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

(b)           Certificate of the Company.  Parent shall have received a certificate of the Company executed by an officer certifying fulfillment of the conditions set forth in Section 7.3(a), Section 7.3(c), Section 7.3(e), and Sections 7.3(g)-(s).

(c)           Third Party Consents.  Parent shall have been furnished with evidence reasonably satisfactory to Parent of the consent or approval of those persons whose consent or approval shall be required for the Company (i) to consummate the transactions contemplated hereby and (ii) to comply with and perform all of the Company’s obligations as contemplated hereby.

(d)           Legal Opinion.  Parent shall have received a legal opinion from Bays Deaver Lung Rose & Holma, legal counsel to the Company, in substantially the form of Exhibit F attached to this Agreement.

(e)           No Material Adverse Changes.  There shall not have occurred any Material Adverse Effect in the condition (financial or otherwise), properties and assets (including intangible assets), liabilities, business, operations, results of operations or prospects of the Company; provided, however, that for purposes of determining whether there shall have been any such Material Adverse Effect, any adverse change that results from the taking of any action, or the failure to act, as required by this Agreement shall be disregarded.

(f)           Resignation of Officers and Directors.  The officers and directors of the Company in office immediately prior to the Effective Time shall have resigned as officers and directors of the Company, effective as of the Effective Time, and Parent shall have received letters of resignation in form and substance satisfactory to Parent from such persons.

(g)           Dissenting Shares.  Holders of Common Stock representing a minimum of ninety percent (90%) of the aggregate number of shares of Company Common Stock outstanding shall have voted in favor of the Merger or waived their appraisal rights under Hawaii Law.

(h)           Closing Statement.  The Company shall have delivered to Parent the Closing Statement pursuant to Section 2.8(a) hereof in form and substance reasonably satisfactory to Parent.

(i)           Termination of 401(k) Plan.  The 401(k) Plan (to the extent ever maintained by the Company) shall have been terminated.

(j)           Tax Certificates.  The Company shall have provided Parent with the properly executed certificates pursuant to Section 6.6.

(k)           Non-Compete Agreement.  The Sole Shareholders shall have delivered to Buyer an executed non-compete agreement effective upon the Closing in the form of Exhibit G attached to this Agreement.

(l)           Registration Rights Agreement.  The Sole Shareholders shall have delivered to Buyer an executed Registration Rights Agreement.

(m)           Closing Balance Sheet.  The Company shall have delivered to Buyer the Closing Balance Sheet in form and substance reasonably satisfactory to Buyer.

(n)           Company Revenues. The gross revenues for the Company stores listed on Schedule 6.11 for the twelve month period prior to the Closing shall be a minimum of Two Million Two Hundred Fifty Six Thousand and No/100 Dollars ($2,256,000).

(o)           Accounts Payable.  The Company Accounts Payable will not be more than thirty (30) days current.

(p)           Rent Factor.  The aggregate rent factor for the Company’s four retail locations shall be equal to or less than 12%.

(q)           Lease Agreements.  Except with respect to the Pearl Highlands lease, each of the Lease Agreements shall have a minimum term of four (4) years remaining as of the Closing.

(r)           Disclosure Schedule.  The Sole Shareholders shall have provided Buyer with the Disclosure Schedule.

(s)           Escrow Agreement.  The Sole Shareholders shall have delivered to Buyer an executed Escrow Agreement.

Section 7.4     Frustration of Conditions.

Neither Parent nor the Company may rely on the failure of any condition set forth in this ARTICLE VII to be satisfied if such failure was caused by such party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1     Termination.

At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger to the Sole Shareholders, this Agreement may be terminated:

(a)           by mutual consent of Parent and the Company;

(b)           by either Parent or the Company, if the Closing shall not have occurred on or before November 15, 2007 (the “Final Date”); provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)           by Parent, if the Company shall breach any representation, warranty, obligation or agreement hereunder such that the conditions set forth in Section 7.3(a) would be incapable of being satisfied by the Final Date, and such breach shall not have been cured, or by its nature cannot be cured, within ten (10) days of receipt by the Company of written notice of such breach; provided that Parent has not breached any of its representations, warranties, obligations or agreements hereunder;

(d)           by the Company, if Parent or Merger Sub shall breach any representation, warranty, obligation or agreement hereunder, such that the conditions set forth in Section 7.2(a) would be incapable of being satisfied by the Final Date, and such breach shall not have been cured, or by its nature cannot be cured, within ten (10) days following receipt by Parent of written notice of such breach; provided that the Company has not breached any of its representations, warranties, obligations or agreements hereunder;

(e)           by Parent, if the Sole Shareholders have not approved and adopted this Agreement and the transactions contemplated hereby;

(f)           by Parent, Merger Sub or the Company if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable;

(g)           by Parent, if a Material Adverse Effect on the Company has occurred since the date hereof; provided, however, that for purposes of determining whether there shall have been any such Material Adverse Effect, any adverse change that results from the taking of any action, or the failure to act, as required by this Agreement shall be disregarded; and

(h)           by Parent, if the Parent is not satisfied with its due diligence investigation, in its sole and absolute discretion, or if the Company Disclosure Schedule contains any event, condition, fact or circumstance that is not satisfactory to Parent, in its sole and absolute discretion.

Section 8.2     Effect of Termination.

In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void, and except as provided in Section 8.3, there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors, shareholders, shareholders or affiliates, except to the extent that such termination results from fraud; provided that the provisions of Section 6.1 (Public Disclosure), this Section 8.2, Section 8.3 (Fees For Termination), Section 8.4 (Expenses) and ARTICLE IX shall remain in full force and effect and survive any termination of this Agreement.

Section 8.3     Fees for Termination.

If Parent terminates this Agreement pursuant to Section 8.1(c) by reason of the failure of the Sole Shareholders to satisfy any of the conditions set forth in Sections 7.3(n) – (r), the Sole Shareholders shall promptly return the Deposit to Parent less the Company’s legal fees and costs incurred through the date of such termination and pay Buyer for all of its out-of-pocket costs and expenses associated with the transactions contemplated by this Agreement.

Section 8.4     Expenses

Subject to Section 8.3, whether or not the Merger is consummated, all costs and expenses arising out of, relating to or incidental to the discussion, evaluation, negotiation and documentation of this Agreement and the transactions contemplated hereby and thereby (including, without limitation, reasonable fees and expenses of legal counsel and financial advisors and accountants, if any) (in the aggregate, “Transaction Expenses”), shall be paid by the party incurring such expense; it being understood that all such costs and expenses incurred by the Company shall be paid by the Company in cash prior to the Closing, and shall in no event be borne by Parent, the Surviving Corporation or Merger Sub.  To the extent that any such costs or expenses of the Company are not so paid, they shall be deducted from the Merger Consideration.

Section 8.5     Amendment

The parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto, except as otherwise required by Law.

Section 8.6     Extension; Waiver

Any party hereto may, subject to Section 8.5 and to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any such extension or waiver by any party hereto shall not operate or be construed as a further or continuing extension or waiver.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

INDEMNIFICATION

Section 9.1     Indemnification

(a)           As and to the extend provided in this section, the Sole Shareholders, jointly and severally, will indemnify and hold harmless Parent and its affiliates (including the Surviving Corporation) and their respective officers, directors, agents and employees (hereinafter referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”), from and against any and all losses, costs, damages, liabilities, Taxes and expenses (including, without limitation, reasonable legal fees and expenses) (collectively, “Damages”) arising out of or relating to (i) any misrepresentation or breach of, or default in connection with, any of the representations, warranties, covenants and agreements given or made by the Company in this

Agreement, as modified by the Company Disclosure Schedule, or in any exhibit or schedule to, or certificate delivered in connection with, this Agreement, (ii) any inaccuracy contained in the Closing Statement, (iii) Environmental Claims (including, inter alia, costs of Remediation, legal and consulting fees and costs, and Third Party claims) related to or arising from Releases of Materials of Environmental Concern by the Company and/or environmental conditions occurring or existing on the Company’s properties on or before the Closing Date, and (iv) the litigation matter set forth on Section 3.8 of the Company Disclosure Schedule.  Subject to the following sentence, (i) all obligations of the Sole Shareholders for indemnification pursuant to this Section 9.1(a) shall be satisfied solely from the Merger Shares, the Seller Notes and insurance proceeds, if available, in that order, (ii) in no event shall the obligations of the Sole Shareholders to provide indemnification pursuant to this Section 9.1(a) exceed an amount equal to the Merger Shares and the Seller Notes, and (iii) all obligations of the Sole Shareholders for indemnification pursuant to this Section 9.1(a) shall cease and be terminated upon the termination of the Escrow Agreement pursuant to the terms thereof (“Release Date”). On the Release Date, the Merger Shares shall be promptly delivered to the Sole Shareholders. The right of the Indemnified Persons to obtain indemnification from the Escrow Shares pursuant to this Section 9.1(a) shall be the exclusive remedy of the Indemnified Persons for any matters arising under or in connection with this Agreement, including, without limitation for payment of Parent Damages other than (i) actions for specific performance pursuant to Section 10.9, (ii) Parent Damages arising out of or related to intentional fraud or intentional misrepresentation, or (iii) offsets pursuant to Section 2.12.  The right to indemnification, payment of Damages or other remedy will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Company or any other matter.  The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, payment of Damages, or any other remedy based on any such representation, warranty, covenant or agreement.

(b)           In the event that an Indemnified Person seeks to exercise its rights to obtain indemnification for Damages under Section 9.1(a), Parent shall deliver to the Sole Shareholders a certificate (an “Officer’s Certificate”) specifying in reasonable detail the nature of the claim for which indemnification is being sought and the amount of Damages.  Such amount shall become payable within ten (10) Business Days of receipt of the Officer’s Certificate.

(c)           Parent shall be entitled to offset an amount equal in value to the full amount of all Damages from any and all amounts Parent is obligated to pay the Sole Shareholders.  In determining the amount of any Damages attributable to such breach, any materiality standard contained in a representation, warranty or covenant of the Company shall be disregarded.

(d)           Any indemnification payment paid pursuant to this ARTICLE IX shall be treated as an adjustment to the purchase price.

(e)           In the event Merger Sub is evicted from that certain Pohukaina Center property located at 831/841/851 Pohukaina Street, Honolulu, Hawaii (the “Ward Property”) prior to 48 months following the Closing (“Eviction”) pursuant to an exercise by the landlord under the lease thereof of its right to terminate on six months’ notice and not by reason of Merger Sub’s default under the lease, Merger Sub will be entitled to damages for lost revenues during such period (“Eviction Damages”); provided, however, Merger Sub will use its commercially reasonable efforts to prevent such Eviction. Eviction Damages shall equal (1) the applicable Store Target Amount less the product of (a) the applicable Store Target Amount multiplied by (b) a fraction, the numerator of which equals the number of months such store continued to operate following the Closing prior to the Eviction (up to a maximum of 48 months) and the denominator of which equals 48, minus (2) the amount of any reimbursement to Merger Sub by the landlord of Merger Sub’s share of any lease assignment fees returned to Merger Sub that were incurred in obtaining the assignment of the lease from the Company to Merger Sub. The Store Target Amount shall be 95% of the annual revenues for the Ward Property for the 12 month period prior to the Closing multiplied by 48 months.  For example purposes only, if the applicable Store Target Amount equals $100,000 and the applicable store operates for 12 months following the Closing prior to the Eviction, the Eviction Damages shall equal $75,000 ($100,000 - (12/48 x $100,000).  Merger Sub shall be entitled, in its sole discretion, to offset such Eviction Damages first from the Merger Shares and second from the Seller Notes as provided below.  If the Eviction has not occurred by the two-year maturity date of the Seller Notes, then the maximum exposure for the remainder of the 48 months will be calculated and, as to the balloon principal payments then due, one of two alternatives will occur. First, if the post-closing environmental conditions have been satisfied or, if they have not been completed but the cost thereof has been quantified and the Merger Shares then held in escrow at then-market value are sufficient to pay the cost and the exposure on the remainder of the 48 months, the balloon will be paid in full. Second, if the post-closing conditions have not been satisfied or, if the reserved stock at value is not sufficient to pay the cost and the exposure on the remainder of the 48 months, the amount of principal sufficient to make up the balance will be held back by Parent and the balance will be paid to the Sole Shareholders. The computation will be redone every three months and the balance of principal no longer required for reserve will be paid to the Sole Shareholders. If the Landlord has not given notice of termination by the end of the 42nd month (six months in advance of the 48 months), all remaining principal will be paid to the Sole Shareholders. Interest will continue to be paid at the same rate monthly throughout on any held back principal balance. In the interpretation and application of this section, the rights and obligations of the Sole Shareholders shall be applied on a pro rata basis reflecting the respective amounts owed to Robinson and Winn, respectively.

Section 9.2     Objections to Claims; Resolution of Conflicts; Arbitration

(a)           The Sole Shareholders shall have the right to object to one or more of the claims set forth in any Officer’s Certificate delivered by Parent to the Sole Shareholders by serving written notice thereof within fifteen (15) Business Days following the delivery of such Officer’s Certificate, which notice shall specify in reasonable detail the basis for such objection.  In the event that the Sole Shareholders do not object to a claim in accordance with the preceding sentence by the close of business on the fifteenth (15th) Business Day following receipt by the Sole Shareholders of the Officer’s Certificate, the Sole Shareholders shall be deemed to have accepted and agreed to the claim set forth in such Officer’s Certificate, and shall be precluded from raising any objection thereto following such date.

(b)           In case the Sole Shareholders shall so object in writing to any claim or claims by Parent made in any Officer’s Certificate, Parent shall have fifteen (15) days after receipt of an objection by the Sole Shareholders to respond thereto in a written statement.  If after such fifteen (15) day period there remains a dispute as to any claims, the Sole Shareholders and Parent shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims.  If the Sole Shareholders and Parent should so agree, the claims set forth in such Officer’s Certificate shall be modified as necessary to reflect such agreement, and any offset against the any amount payable to Sole Shareholders in connection therewith shall be effective as of such time.

(c)           If no such agreement can be reached after good faith negotiation, either Parent or the Sole Shareholders may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators.  Within twenty (20) days after such written notice is sent, Parent and the Sole Shareholders shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator.  The decision of the arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and may be thereupon offset against any amount payable to the Sole Shareholders.

(d)           Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.  Any such arbitration shall be held in Honolulu, Hawaii, under the commercial rules then in effect of the American Arbitration Association.  All costs and expenses (including attorneys’ fees and expenses) incurred in connection with any such arbitration shall be paid by the party incurring such expense.  The fees and expenses of each arbitrator and the administrative fee of the American Arbitration Association shall be allocated by the arbitrator or arbitrators, as the case may be (or, if not so allocated, shall be borne equally by Parent and the Sole Shareholders).

Section 9.3     Third-Party Claims

In the event that Parent becomes aware of a third-party claim which Parent believes give rise to indemnification under this ARTICLE IX (a “Third Party Claim”), Parent shall promptly notify the Sole Shareholders of such Third Party Claim; provided, however, that the failure to give prompt notice shall not affect the indemnification provided hereunder except to the extent the Sole Shareholders, on behalf of the Sole Shareholders, have been actually prejudiced as a result of such failure.  The notice of Third Party Claim shall include, based on the information then available to Parent, a summary in reasonable detail of the basis for the claim and a reasonable estimate of the Damages.  The Sole Shareholders shall be entitled, at their own expense, to participate therein; provided, however, that Parent shall have full control over the litigation, including settlement and compromise thereof; provided, further that any such settlement shall not be determinative of the existence of or amount of Damages relating to such claim, except with the consent of the Sole Shareholders, which consent shall not be unreasonably withheld or delayed and which consent shall be deemed to have been given unless the Sole Shareholders shall have objected within thirty (30) days after a written request for such consent by Parent.  In the event that the Sole Shareholders have consented to any settlement of a Third Party Claim, the Sole Shareholders shall not have any power or authority to object under Section 9.5 or any other provision of this ARTICLE IX to any claim by an Indemnified Person for offset against the amounts payable to Sole Shareholders or for indemnity in the amount of such settlement.

Section 9.4     No Right of Contribution

The Sole Shareholders shall not make any claim for contribution from the Company or the Surviving Corporation with respect to any indemnity claims arising under or in connection with this Agreement to the extent that the Company, Surviving Corporation or any Indemnified Person is entitled to indemnification hereunder for such claim, and the Sole Shareholders hereby waive any such right of contribution from the Company or the Surviving Corporation they have or may have in the future.

ARTICLE X

GENERAL PROVISIONS

Section 10.1     Survival

The representations, warranties, covenants and agreements of the Company, Parent and Merger Sub contained in this Agreement as modified by the Company Disclosure Schedule or any exhibit or schedule or certificate delivered pursuant to this Agreement shall survive until the twenty-four (24) month anniversary of the Closing Date, except with respect to the matters set forth in Sections 3.3 (Capitalization, Title to Shares), 3.12 (Title to Property), 3.14 (Environmental Matters) and 3.16 (Taxes), which shall survive until expiry of the applicable statute of limitations, except for those certain covenants and agreements (such as those relating to the right to indemnification) that call for action after the Effective Time, which survive indefinitely.  In no case shall the termination of the representations, warranties, covenants and agreements affect any claim for misrepresentation or breach thereof or default thereunder if written notice of such misrepresentation, breach or default is given to the Sole Shareholders (including under Section 9.3) prior to such termination.

Section 10.2     Notices

All notices and other communications hereunder shall be in writing and shall be deemed received (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt of transmission by facsimile (or, the first Business Day following such receipt if (a) the date is not a Business Day or (b) confirmation of receipt is given after 5:00 p.m., California Time) or (iii) on the date of confirmation of receipt if delivered by a nationally recognized courier service (or, the first Business Day following such receipt if (a) the date is not a Business Day or (b) confirmation of receipt is given after 5:00 p.m., California Time), to the parties at the following address or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

(a)           if to Parent, SPH, Merger Sub or the Surviving Corporation, to:

U.S. Dry Cleaning Corporation
125 Tahquitz Canyon, Suite 203
Palm Springs, CA 92262
Attention: Robert Y. Lee, Chief Executive Officer
Facsimile No.: (310) 226-8553

with a copy to (not notice):

Greenberg Traurig, LLP
3161 Michelson Drive, Suite 1000
Irvine, California  92626
Attention: John J. Giovanonne, Esq.
Facsimile No.: (949) 732-6501

(b)           if to the Company prior to the Closing, to:

Robinson Corp. d/b/a Caesars Cleaners
45-564 Kamehameha Highway, Ste. E.
Kaneohe, HI 96744
Attention: Jack Robinson
Facsimile No.: (808) 247-7802

with a copy to (not notice):

Bays Deaver Lung Rose & Holma
1099 Alakea Street, 16th Floor
Honolulu, HI 96813
Attention: Edward E. Case
Facsimile No.:  (808) 533-4184

(c)           if to the Sole Shareholders, to:

Jack Robinson
1860 Ala Moana Boulevard, Apt. 1802
Honolulu, HI 96815
Facsimile No.: (808) 947-5722

with a copy to (not notice):

Bays Deaver Lung Rose & Holma
1099 Alakea Street, 16th Floor
Honolulu, HI 96813
Attention: Edward E. Case
Facsimile No.: (808) 533-4184

Theresa Winn
628 Hanale Place
Kailua, HI 96734
Facsimile No.:  [●]

Section 10.3     Interpretation

When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The phrase “made available” in this Agreement means that the information referred to has been made available if requested by the party to whom such information is to be made available.  The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to [●], 2007.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.4     Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 10.5     Entire Agreement; Nonassignability; Parties in Interest

This Agreement and the certificates, documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) except by operation of the Merger, shall not be assigned by operation of law or otherwise except as otherwise specifically provided, and (c) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Except with respect to the right to receive payments by Sole Shareholders in accordance with the terms of this Agreement, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement.

Section 10.6      Severability

In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 10.7     Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to such state’s principles of conflicts of law.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

Section 10.8     Rules of Construction

The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 10.9     Specific Performance

The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 10.10    Descriptive Headings

The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 10.11    Force Majeure

No party shall be deemed to fail to perform its obligations or respond to any notice on a timely basis if its failure results solely from the following causes beyond its reasonable control, specifically: war, terrorism, strikes, natural disaster or acts of God.  Any delay resulting directly from any of said causes shall extend accordingly the time to perform or respond by the length of the delay.  For avoidance of doubt, the foregoing shall in no event relieve any party of its obligations hereunder or permit a party to fail to respond to notice beyond the extension described in the preceding sentence.

Section 10.12    Attorneys’ Fees

Should any party hereto institute any action or proceeding in court or otherwise to enforce any provision hereof or for damages by reason of alleged breach of any provision of this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party such reasonable out of pocket expenses (including attorneys’ fees and expenses) incurred by the prevailing party in connection with any such action or proceeding.

[Signature page follows]

IN WITNESS WHEREOF, the Company, Parent, SPH, Merger Sub, and the Sole Shareholders have executed and delivered this Agreement or have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

U.S. Dry Cleaning Corporation	Robinson Corp. d/b/a Caesars Cleaners

By: /s/Robert Y. Lee	By: /s/ Thurston John Robinson
Name: Robert Y. Lee	Name: Thurston John Robinson
Title: Chief Executive Officer	Title: President

Steam Press Holdings, Inc.	/s/ Thurston John Robinson
Thurston John Robinson

By: /s/ Michael E. Drace
Name: Michael E. Drace
Title: President	/s/ Theresa Paulette Winn
Theresa Paulette Winn

USDC Caesars Hawaii, Inc.

By: /s/ Michael E. Drace
Name: Michael E. Drace
Title: President